Certain confidential portions of this Exhibit were omitted by means of asterisks in lieu of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Securities and Exchange Commission without the Mark pursuant to the Company's request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

                                                                   Exhibit 10.20


                                 CREDITCARDS.COM
                                SERVICE AGREEMENT

                  This Service Agreement ("Agreement") is entered into as of the 1st day of August, 2000 ("Effective Date"), by and between Humboldt Bank ("Bank"), a California state chartered bank with its principal office located in Eureka, California; and creditcards.com, a California corporation with its principal office located in Los Angeles, California ("CCC").

                                    RECITALS

                  A. Bank is a member of MasterCard International, Inc. ("MCI"), and Visa USA, Inc. ("Visa").

                  B. CCC markets credit and debit card processing services to businesses and provides support services related to such processing services. CCC desires Bank as an Acquiring Member of Visa and MCI to sponsor CCC and such of its subsidiaries and its sponsored affiliates as are approved by Bank in accordance with this Agreement as ISOs and MSPs for Visa and MCI respectively, and to settle CCC's card transactions and perform certain other functions in connection with that processing.

                  C. Effective March 1, 1997, the parties hereto entered into a Merchant Program Management Agreement, which was amended effective August 1, 1998 and November 1, 1998 (as amended, the "Prior Service Agreement"). The parties hereto agree that this Agreement supersedes the Prior Service Agreement. Simultaneously with the execution and delivery of this Agreement, CCC has delivered its promissory note in the principal amount of $3.75 million (the "Note") to Bank in partial consideration for Bank's agreement to enter into this Agreement which, among other things, provides for free portability of the Merchant Accounts and more favorable pricing terms, all as further described in this Agreement.

                  D. The parties hereto desire to grow the existing processing relationship and, while not binding on any party, they believe a good transaction volume target to work towards would be a monthly volume of $[****].

                  E. On November 1, 1994, Bank and FDR entered into a Processing Services Agreement whereby FDR agreed to perform certain card processing services for CCC's card transactions and for CCC's sponsored affiliates.

                  NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto agree as follows:

                                   DEFINITIONS

                  The following capitalized terms will have the meanings set forth below:

[****] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

                  "ACH FILE" means the daily file created by Processor that contains the ACH Transactions to debit or credit Merchants, as applicable, for the sum of Sales Records, Credit Records, and Merchant Chargebacks received by Processor and/or Merchant Transaction Processing Fees calculated by Processor that is transmitted to the Federal Reserve by a participating financial institution in the prescribed ACH format.

                  "ACH RETURNS" means ACH Transactions that cannot be posted to a Merchant's bank account due to erroneous information, insufficient funds, closed accounts or other reasons and that are returned through the Federal Reserve to the originating financial institution.

                  "ACH TRANSACTION" means an electronic record of amounts to be deposited or debited to a bank account at a financial institution participating in the Automated Clearing House service conducted by the Federal Reserve.

                  "ACQUIRING MEMBER" or "ACQUIRING PRINCIPAL MEMBER" means a licensee or member of an Association which is authorized by the Association to enter or receive Transactions into (or from) the Association's settlement and authorization systems, and to participate in the Association's Charge Card program.

                  "AGREEMENT AREA" means the fifty (50) United States of America, the territories of the United States of America and the District of Columbia and any other Locations where Processor is authorized to provide services on the Effective Date and such other Locations as may be agreed upon by CCC and Processor from time to time.

                  "ASSESSMENT FEE" means those fees paid by Acquiring Members, other than Interchange Fees and Association Charges, for participation in the programs offered by Visa, MCI or other Association, as applicable, usually as a percentage of Monthly Sales Volume. The due dates for payment and the rates used in calculating these fees are established by Visa's and MCI's respective Boards of Directors and by other Associations, as applicable, and are subject to change upon written notice by Bank to CCC, which notice shall be provided to CCC as soon as practicable.

                  "ASSOCIATION" means (a) Visa and MCI, (b) if made applicable by the operation of Section 3.6, Diners Club, and (c) any other proprietary (private label) credit card company or payment vehicle requested by CCC and approved in writing by Bank, as the case may be in any given instance.

                  "ASSOCIATION CHARGES" are various fees (exclusive of Interchange Fees and Assessment Fees) and rebates imposed by Visa and MCI (and other Associations, if applicable) as stipulated in their respective regulations for use of their equipment, their settlement and authorization systems, their automated retrieval systems, BIN licensing, agent bank sponsorship, arbitration filings, fines for non-compliance with regulations, and such other charges as they may from time to time impose. Depending on the nature of the charge and the Association, these fees are billed to the Acquiring Member on a daily, weekly and monthly basis.

                  "AUTHORIZATION CENTER" means those offices to be contacted by a Merchant to obtain authorization codes and other instructions as necessary on handling cards according to the Merchant Program Procedures.

                  "BIN" means a unique Bank Identification Number assigned by Visa and licensed to an Acquiring Member for its use in issuing cards (if applicable), entering or receiving Transactions into (or from) Visa's settlement and authorization systems, and participating in the Visa card program. An "ICA" is the corresponding number assigned by MCI for the same purpose. An Acquiring Member may license multiple BINs or ICAs.

                  "CARDHOLDER" means an authorized person who has a Cardholder Account with an Issuing Member.

                  "CARDHOLDER ACCOUNT" means an arrangement between a person and an Issuing Member which provides that the person may use one or more Charge Cards issued by such Issuing Member.

                  "CCC RESERVE ACCOUNT" means a money market account maintained at Bank and owned by CCC, in which the Reserve Amount is to be maintained on deposit by CCC, bearing interest at current market rates as offered by Bank to the general public from time to time.

                  "CHARGE CARD" means a valid card issued by an Issuing Member of (i) MCI or Visa which contains the MCI service mark or the Visa Blue, White and Gold Bands design service mark, respectively, (ii) American Express, Discover, JCB, Diners Club, Carte Blanche, or (iii) proprietary (private label) cards or any other payment vehicle supported by Processor in the Agreement Area. A card shall be deemed valid on and after its effective date, if shown, and through and including the expiration date embossed thereon.

                  "CREDIT RECORDS" means all documents or the Electronic Record of such documents used to evidence any refund or price adjustment to be credited to a Cardholder Account from the sale of Products. The format for each Credit Record or suitable receipt must be either approved by Processor or supplied by Processor.

                  "CUSTOMER" means an entity which is serviced or solicited by CCC to join the Merchant Program, thereby becoming a Merchant.

                  "DAY" means a calendar day unless otherwise specified.

                  "DDA" means a direct deposit account.

                  "DINERS CLUB" means Citicorp Diners Club, Inc.

                  "DISCOVER" means NOVUS Services, Inc.

                  "ELECTRONIC RECORD" means data which is transcribed in a form acceptable to Processor and suitable for electronic processing.

                  "EVENT OF DEFAULT" means those events listed in Section 8.3.

                  "FDR" means First Data Resources, Inc.

                  "HOLD ACCOUNT" means a non-interest bearing deposit account maintained at Bank for diversion of Merchant funds when there is evidence of fraudulent Transactions or of a serious Merchant violation of the Rules.

                  "INDEPENDENT SALES ORGANIZATION" or "ISO" means any organization that: (i) is not a member of Visa, (ii) provides services to a member of Visa in connection with the member's merchant and/or credit card issuing program, and (iii) is registered with and approved for such purpose by Visa.

                  "INTERCHANGE FEE" means the fee which is paid daily by Bank as the Acquiring Principal Member to Visa, MCI or other Association for entering Sales Records and Credit Records into their respective settlement networks. Bank shall provide any changes in the basis used to calculate these fees, as the same are established from time to time by the Associations' respective Boards of Directors, to CCC as soon as practicable.

                  "ISSUING MEMBER" means a licensee or member of an Association which is authorized by the Association to issue Charge Cards.

                  "LOCATION" means each geographic or electronic/virtual site or, by agreement between Bank and Merchant, one or more subdivisions of a geographic site, at which a Merchant: (i) transacts business and (ii) accepts Charge Cards as payment for goods and services sold.

                  "MEMBER SERVICE PROVIDER" or "MSP" means any organization that: (i) is not a member of MCI, (ii) provides services to a MCI member in connection with the member's merchant and/or credit card issuing program, and
(iii) is registered with and approved for such purpose by MCI.

                  "MERCHANT" means any Customer who enters into a Merchant Agreement with CCC and Bank for the purpose of participating in the Merchant Program, or whose contract for Charge Card processing services with another Acquiring Member and CCC, or a predecessor in interest to CCC, has been assigned to Bank and/or CCC, as applicable, or whose Transactions are otherwise processed pursuant to this Agreement.

                  "MERCHANT ACCOUNT" means the written contractual relationship between a Merchant, on the one hand, and/or Bank and CCC on the other for the acquisition and processing of Transactions.

                  "MERCHANT AGREEMENT" means the written contractual agreement between the Bank, the Merchant and/or CCC, pursuant to which CCC provides processing services and allows the Merchant to participate in the Merchant Program. The Merchant Agreement includes the Merchant Program description, and the Merchant Program Procedures. The current form of the Merchant Agreement is shown in Exhibit A which form (with respect to prospective Merchant Agreements) is subject to change from time to time per agreement between CCC and the Bank. Merchant Agreements include those between another Acquiring Member and a Merchant for which CCC has the right to provide Charge Card processing services and which have been assigned to the Bank.

                  "MERCHANT CHARGEBACK" means an item denied or returned by an Issuing Member after it was entered into the appropriate settlement network for payment in accordance with the Rules.

                  "MERCHANT LOSS" means any loss or extraordinary expense (including but not limited to reasonable legal fees related to such loss or extraordinary expense) incurred by Bank or CCC for any reason which is attributable to a Merchant, including but not limited to any loss due to a Merchant Chargeback, Merchant business failure, or fraudulent or illegal, or alleged fraudulent or illegal, practice of a Merchant.

                  "MERCHANT PROGRAM" means the package of services offered by CCC and Bank to a Customer which enables a Merchant to make sales to Cardholders and which permits the Merchant to present Sales Records to Processor for payment and processing.

                  "MERCHANT PROGRAM PROCEDURES" means the procedures, as required by the Rules, which are to be followed by each of CCC and Bank, and each Merchant in the handling of Transactions. Such procedures (i) may be amended from time to time upon reasonable notice to CCC and to each Merchant, and (ii) shall conform with the Rules; provided, however, that in the event that any such procedure does not conform with the Rules, the Rules will govern.

                  "MERCHANT RESERVE ACCOUNT" means a non-interest bearing deposit account maintained at Bank for the deposit of funds received from Merchants pursuant to their respective Merchant Agreements as collateral against losses (i.e., reserves) that might be incurred by CCC or Bank should a Merchant be unable or fail to pay when due Merchant Losses or Merchant Transaction Processing Fees.

                  "MERCHANT TRANSACTION PROCESSING FEES" means the fees charged by CCC to a Merchant for participating in the Merchant Program, processing Sales Records and Merchant Chargebacks, and supplying card authorization services, monthly statements, equipment and other supplies and services as identified in or authorized under the Merchant Application, Merchant Agreement or any other ancillary materials.

                 "MONTHLY SALES VOLUME" means the gross dollar amount of Charge Card Sales Records, before return, refund or exchange, that are generated by Merchants and processed by Processor during a calendar month.

                 "OPERATING ACCOUNT" means a deposit account maintained at Bank and owned by CCC, to which CCC shall have view-only access, for the purpose of debiting and crediting Association Charges, Processor fees, adjustments from Merchant Reserve Accounts, amounts due CCC and/or Bank, and other amounts pursuant to this Agreement.

                 "ORIGINAL PAPER" means the Merchant copy of a Sales Record or Credit Record transcribed in writing on a paper form which has either been approved by Bank or supplied by Bank for use under this Agreement.

                 "PROCESSOR" is an entity engaged in the business of processing and transmitting electronic data exclusively of a financial, banking or economic nature, including but not limited to Visa and MCI Transactions. "Processor" initially means FDR. For purposes of this Agreement, any reference to "Processor" shall also mean the provider(s) of services in replacement of FDR that provides services on behalf of and is selected from time to time by CCC and approved by Bank, which approval shall not be unreasonably withheld.

                 "PRODUCTS" means goods and/or services sold or rendered by Merchants.

                 "RESERVE AMOUNT" means an amount equal to [****] of the Monthly Sales Volume for the immediately preceding calendar month to be maintained by CCC in the CCC Reserve Account in accordance with this Agreement in order to secure CCC's obligations hereunder.

                 "RETRIEVAL" means the production of the original, or an acceptable facsimile of a Sales Record, credit voucher or other supporting documentation by the Merchant at the request of Bank or an Issuing Member.

                 "RETRIEVAL REQUEST" means a written or electronic request by Bank or an Issuing Member to Merchant, in the same manner permitted by the apposite Association, for the Retrieval of a Sales Record or Credit Record, either in the form of microfilm, Original Paper, Electronic Record, or facsimile previously delivered in Electronic Record form to Processor.

                 "RULES" means, as applicable, the written rules and regulations, system manuals procedures and requirements, and interpretations thereof by the issuing Association, issued by an Association, as the same may be amended from time to time.

                 "SALES RECORDS" means all documents or the Electronic Record of such documents used to evidence the sale of Products through the use of Charge Cards. The

[****]Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

format for each Sales Record or suitable receipt must be approved by Bank or supplied by Bank.

                  "SETTLEMENT ACCOUNT" means a deposit account owned by Bank to receive the net funds wired daily by the respective Associations in payment for Sales Records entered into their respective settlement networks offset by Interchange Fees, Merchant Chargebacks, and other amounts pursuant to the Rules.

                  "TRANSACTION" means the consummation of a sale of Products or the initiation of a credit to a Cardholder by a Merchant by means of a Sales Record.

                   "TRANSMITTAL" means the process whereby Sales Records and Credit Records are electronically transferred in the form of Electronic Records.

                            II. CCC RESPONSIBILITIES

                  2.1      IN GENERAL.

                           a.       Subject to the dollar limitations set
forth in Section 3.1.c, CCC may, itself or through its marketing representatives, market the Merchant Program to Customers and encourage same to become Merchants. CCC's participation in the Merchant Program shall be on a non-exclusive basis, meaning that CCC may provide the same or similar marketing and credit card processing services for institutions other than Bank. CCC will assist Customers in completing all documents required by Bank to apply to the Merchant Program, as set forth in Schedule A, Merchant Application Approval Policy, attached hereto and incorporated herein by this reference and as the same may be amended by Bank from time to time to the extent reasonably necessary to assure compliance with the Rules and in conformity with the provisions of
Section 3.1.c, provided, however, that no merchant for whom credit card processing services are being provided under the Prior Service Agreement upon the execution of this Agreement shall be required to submit an application to participate in the Merchant Program. As necessary, CCC will make copies of application documents and forward them to Bank.

                           b.       Except as otherwise provided in this
Agreement, CCC may combine services it is authorized to provide under this Agreement with other services unrelated to the services offered by Bank to a Merchant without the express written consent of Bank, to the extent not prohibited by the Rules.

                           c.       CCC may retain marketing representatives to
assist it in the performance of its marketing duties hereunder. CCC shall monitor the performance of all of its marketing representatives involved in the Merchant Program and shall be liable to Bank for any fines, fees or other costs or charges, including but not limited to reasonable legal expenses, incurred by Bank arising in connection therewith.

                           d.       CCC will sell or make arrangements for the
lease or rental by Merchants of all terminals and equipment necessary for each Merchant to participate in the Merchant Program. CCC will install and, if requested by the Merchant, maintain the terminals and equipment at no expense to Bank. Neither CCC nor any Merchant will be required to purchase terminals and equipment from Bank. CCC may, at its option, provide the services set forth in this subsection itself or through one or more subcontractors.

                           e.       CCC will provide Merchants with training
materials including, without limitation, reference manuals in a form reasonably satisfactory to Bank and copies of the Merchant Chargeback Rules, and will use reasonable efforts to train Merchants to operate the terminals and equipment to enable Merchants to fulfill their obligations under the Merchant Program, including, but not limited to, authorization and Transaction processing, balancing and Sales Record Transmittal, and Retrievals and Merchant Chargebacks.

                           f.       As between Bank and CCC, CCC will be
responsible for the distribution, delivery and expense of all supplies reasonably necessary for the Merchants to perform their duties under the Merchant Program, including but not limited to Sales Records, Sales Record Transmittals, deposit envelopes, printer paper and ribbons. CCC may, at its option, provide the services set forth in this subsection itself or through one or more subcontractors.

                           g.       CCC will input such data for each approved
Merchant on the Processor's databases necessary for the Merchant to participate in the Merchant Program. CCC will maintain the data files to assure that all Merchant charges are input promptly.

                           h.       CCC will input all necessary new account
information into Processor's information system to render all exception reports turned on and available.

                           i.       At all times, CCC will have in place a
disaster recovery and contingency plan reasonably acceptable to Bank, a copy of which will be delivered to Bank upon a written request of a Bank officer.

                           j.       CCC will timely respond to all inquiries
from Merchants concerning the Merchant Program.

                           k.       CCC will produce and pay for all materials
used by CCC in marketing the Merchant Program. All such materials used by CCC will comply in all material respects with the Rules and shall be approved in advance of their use by Bank.

                           l.       CCC will monitor all Merchant Accounts daily
in accordance with the Rules to attempt to minimize Merchant Losses and shall provide Bank with summary reports thereof.

                           m.       CCC, at its expense and at all times in a
manner reasonably acceptable to Bank, will provide the following functions for the Merchant Program through qualified industry vendors or, at its discretion, will provide and develop internally the necessary systems and capabilities to:

                                    -        maintain electronic authorization
                                             and draft capture applications and
                                             network;

                                    -        maintain an Authorization Center
                                             for voice authorization, referrals
                                             and Merchant instructions;

                                    -        maintain fraud detection and
                                             control systems;

                                    -        maintain Merchant accounting and
                                             clearing systems which will
                                             initially be provided by Processor;

                                    -        create and transmit (initially
                                             through Processor) to Bank daily
                                             ACH Files for Merchant payments;

                                    -        render monthly Merchant
                                             statements; and

                                    -        process Merchant Chargebacks and
                                             Retrieval Requests including
                                             compliance and arbitration cases if
                                             not provided by the Bank pursuant
                                             to Section 3.3;

                                    -        provide customer service to
                                             Merchants; and

                                    -        provide Bank with copies of all
                                             reports received from Processor
                                             necessary for Bank to fulfill its
                                             obligations hereunder.

                           n.       CCC will promptly resolve rejected
Transactions identified by Processor, both those funded to the Merchant (edit rejects) and those not funded (Transmittal rejects). If necessary, CCC will use commercially reasonable efforts to recover funds directly from the Merchants for all rejects that are not curable.

                           o.       CCC will promptly identify the reasons for
each ACH credit or debit reject, correct system data as necessary, and promptly thereafter either credit the Merchant for the funds through an ACH Transaction or pursue all commercially reasonable efforts to collect the funds due from the Merchant, as appropriate.

                           p.       CCC will at all times comply in all material
respects with the Rules, all rules and regulations of any clearing house association and all municipal, state and federal laws, as applicable, including but not limited to responding to notice of change requests in a timely fashion.

                           q.       CCC will maintain all Cardholder information
under its control and/or possession in a safe and secure manner, in compliance with the Rules, and report to Bank annually with respect to CCC's internal policies and procedures relating thereto.

                  2.2      AUDITS.

                           a.       At any reasonable time, Bank, any
Association or banking regulatory agency may conduct, at CCC's expense, financial and procedural audits of CCC as reasonably necessary to confirm compliance with this Agreement and the Rules. Except in circumstances where Bank reasonably believes a serious financial loss or liability might otherwise occur, Bank will give CCC at least one day's prior notice of any such audit by Bank. CCC will promptly supply such auditors with information requested by them but only as it relates to CCC's business contemplated by this Agreement. CCC will provide Bank with a copy of any audits performed by any such third party or regulatory agency, but only if, and to the extent, allowed by said third party or banking regulatory agency, as may be the case. Until all obligations of CCC under the Note are satisfied, CCC expressly agrees to provide audited financial statements to Bank on an annual basis, as well as monthly unaudited internal reports; thereafter, CCC shall provide Bank with unaudited internal reports on a calendar quarterly basis.

                           b.       At any reasonable time, CCC may conduct, at
CCC's expense, financial and procedural audits of Bank as reasonably necessary to confirm compliance with this Agreement and the Rules. Bank will promptly supply such auditors with information requested by them. Bank will provide CCC with a copy of any audits performed by an Association or regulatory agency, but only if, and to the extent, allowed by said Association or regulatory agency, as may be the case.

                  2.3 TELECOMMUNICATIONS LINKS. CCC will be responsible for arranging for and overseeing the installation and maintenance of a direct communications link between CCC and Processor and, as between Bank and CCC, CCC will assume all costs associated therewith; provided, however, Bank will be responsible for and will assume the costs of any communications links between Bank and FDR.

                  2.4 NOTICES. CCC will cause its Chief Financial Officer to give Bank immediate written notice whenever: (i) CCC receives notice from any court or other governmental authority of any alleged non-compliance by CCC or any of its subsidiaries, affiliates or agents with any law or regulation applicable to the Merchant Program, (ii) the Internal Revenue Service or any other taxing authority alleges any default by CCC in the payment of any taxes in a material amount or threatens to make any material assessment against CCC, or
(iii) any litigation or proceeding is brought against CCC relating to the Merchant Program.

                  2.5      CCC RESERVE ACCOUNT.

                           a.       CCC RESERVE ACCOUNT. As of the Effective
Date, CCC has on deposit with Bank a money market account in the amount of $250,000, denominated as the CCC Reserve Account. The CCC Reserve Account shall remain domiciled with Bank as provided in Section 2.5.c.

                           b.       RESERVE AMOUNT. The CCC Reserve Account
shall be maintained at the Reserve Amount. If on the fifteenth (15th) day of any calendar month the amount in the CCC Reserve Account is less than that required in order to maintain the CCC Reserve Account pursuant to this Section 2.5, Bank shall give notice to CCC of such deficiency and CCC shall, within 24 hours of such notice, deposit an additional amount into the CCC Reserve Account such that the total funds in the CCC Reserve Account equals the Reserve Amount; provided, however, that the maximum amount required to be deposited into the CCC Reserve Account by CCC in any one calendar month is $50,000. If on the fifteenth (15th) day of any calendar month the amount in the CCC Reserve Account is greater than that required in order to maintain the CCC Reserve Account pursuant to this
Section 2.5, Bank shall give notice to CCC of such excess and CCC may withdraw from the CCC Reserve Account such difference; provided, however, that in no event (other than in accordance with [Section 2.5.c]) shall the amount of such draw exceed $50,000 nor shall the funds in the CCC Reserve Account be decreased to an amount less than one percent (1%) of the immediately preceding calendar month's Monthly Sales Volume. CCC agrees that, in the event that CCC fails to make a deposit into the CCC Reserve Account as required by this subparagraph, Bank may debit the required amount from the Operating Account and deposit it into the CCC Reserve Account.

                           c.       CCC RESERVE ACCOUNT UPON TERMINATION. The
CCC Reserve Account shall remain domiciled at Bank throughout the term of this Agreement, including any extensions and renewals hereof, and for a period of not less than six (6) full calendar months following the expiration or earlier termination of this Agreement. During said six (6) month period, on or after the first day of each calendar month beginning with the second month thereof, CCC may withdraw, at its sole discretion, funds from the CCC Reserve Account according to a schedule such that the total amount of withdrawals for any calendar month plus the total of all Merchant Chargebacks for the immediately preceding calendar month shall not exceed one-sixth (1/6) of the total amount of funds in the CCC Reserve Account on the date of the termination or expiration of this Agreement, provided that on the first day of the seventh calendar month following such termination or expiration, CCC may withdraw, at its sole discretion, the balance of the Reserve Amount from the CCC Reserve Account. No funds may be otherwise withdrawn from the CCC Reserve Account except as provided in Section 2.5.b.

                  2.6 MERCHANT AGREEMENT. CCC will require all Customers accepted for participation in the Merchant Program to execute a Merchant Agreement. No such Merchant Agreement will be required when Bank and CCC have taken an assignment of an equivalent document.

                  2.7 MERCHANT RESERVE ACCOUNT AND HOLD ACCOUNT. CCC will establish a Hold Account and a Merchant Reserve Account at Bank for the deposit of funds, respectively, from (i) suspicious Transactions and (ii) Merchant reserves required pursuant to the Merchant Agreements. CCC will monitor daily Merchant activity and if in its sole judgment certain Merchants and/or certain Transactions are possibly fraudulent or otherwise not in compliance with the Rules, CCC will instruct the Processor to change the Merchant bank account information to cause such Merchant funds to be deposited into the Hold Account. CCC will thereupon promptly investigate each such suspicious incident and promptly notify Bank of the result of each such investigation. CCC will, on a monthly basis, offset all cumulative Merchant Losses so discovered and verified by instructing Bank to transfer an equivalent amount of funds from the Hold Account and/or the Merchant Reserve Account, as appropriate, to the Operating Account. If in any case CCC's investigation determines that no violation occurred, CCC will promptly instruct the Bank to release any funds diverted to the Hold Account because of the alleged violation from the Hold Account to the Merchant's DDA. CCC shall have view-only access to the Hold Account and the Merchant Reserve Account, and no ability to itself withdraw funds from these accounts.

                  2.8 SECURITY INTEREST IN ACCOUNTS. In order to secure CCC's obligations under this Agreement and Bank's rights to indemnity and/or reimbursement pursuant to Section 8.5 of this Agreement, and solely for such purpose, CCC hereby grants to Bank a contractual possessory security interest in, and hereby pledges to Bank all of CCC's right, title and interest, of whatever nature, in and to, (i) all deposit accounts now or hereafter domiciled at Bank in which CCC has an interest, specifically including but not limited to the CCC Reserve Account, the Operating Account, the Hold Account and the Merchant Reserve Account, (ii) all funds in and proceeds of such accounts, and
(iii) all writings evidencing such accounts. CCC agrees to take all actions as may be reasonably required from time to time to establish and maintain such security interests as set forth hereinabove.

                  2.9 SUBCONTRACTORS. Unless otherwise expressly provided herein, including without limitation Section 2.1, all responsibilities of CCC pursuant to this Agreement shall be performed by CCC and not through any agent or subcontractor of CCC unless Bank gives its prior approval of the specific agent or subcontractor and its services in writing, which approval shall not be unreasonably withheld. Any such approval by Bank may be withdrawn by Bank at any time, at Bank's reasonable discretion. Such withdrawal of approval shall be effective immediately upon written notice thereof to CCC if for cause.

                  2.10. NOVATION. Bank and CCC hereby agree to cooperate in an effort to obtain from FDR a novation (the "Novation") of Bank's existing Processing Services Agreement with FDR (the "Existing FDR Agreement") whereby the Existing FDR Agreement will be terminated. Bank and CCC each agree to promptly undertake all reasonable efforts to cause the Novation to (i) contain a statement of account by FDR of all amounts owing FDR under the Existing FDR Agreement as of the Effective Date; (ii) contain an agreement of FDR and Bank that CCC will not be liable for any amounts in excess of such account stated for liabilities arising under the Existing FDR Agreement prior to the Effective Date; and (iii) obtain the Novation on or before May 1, 2001; provided, however, that nothing herein shall be construed to require either CCC or Bank to make any payment to FDR not required pursuant to the terms of the Existing FDR Agreement, nor to accept any reduction in services from FDR currently provided pursuant to the Existing FDR Agreement, as any part of the consideration for the Novation. Without prejudice to any other rights or remedies a party may have pursuant to this Agreement or applicable law, each party hereto acknowledges and agrees that damages would not be an adequate remedy for any breach of this Section 2.10 and that the nonbreaching party hereto shall also be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this Section.

                           III. BANK RESPONSIBILITIES

                  3.1      RESPONSIBILITIES OF BANK.

                           a.       Bank will sponsor CCC at CCC's expense, as
an ISO for Visa, as an MSP for MasterCard and, to the extent applicable, as similarly required for all other Associations and, to the extent required by any Association, Bank also agrees to sponsor for registration with Visa and/or MCI, at CCC's expense, those marketing representatives of CCC which are approved by Bank, which approval may be granted or withheld for any or no reason, in Bank's sole discretion.

                           b.       Bank acknowledges CCC's need to maintain
multiple sponsorship relationships and agrees to assist CCC in developing new bank relationships by way of offering introductions and an accurate and complete description of the Bank-CCC relationship to such institutions on a feeless referral basis.

                           c.       Bank agrees to settle Transactions for
Merchants on a non-exclusive basis, meaning that Bank may provide the same or similar services for persons or entities other than CCC. Bank agrees that Bank will settle Transactions up to and including a maximum Monthly Sales Volume of $[****] so long as the ratio of total Merchant Chargebacks (all Merchants) to total gross dollar volume (all Merchants) is less than [****]% and total Merchant Chargebacks (all Merchants) are less than $[****] per month. If at any time either of such benchmarks is exceeded, Bank may reduce the maximum Monthly Sales Volume it will settle under this Agreement to such figure as Bank reasonably deems necessary, and the parties will cooperate in an effort to reduce Merchant Chargebacks to levels below the benchmarks set forth in this subparagraph, at which time the maximum Monthly Sales Volume will be restored to $[****]. Bank will review the application of each Customer for compliance with the requirements for participation in the Merchant Program and, in cases where the monthly processing volume will not exceed $[****], Bank will accept or reject a Customer within 24 hours of receipt of the Customer's application. Bank shall accept or reject any Customer only in conformity with Schedule A, Bank's Merchant Application Approval Policy. CCC shall assist Bank in reaching its approval decision(s) by reviewing the Customer application, verifying the information contained therein, and obtaining

[****] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

necessary supplementary information concerning the Customer, when reasonably requested by Bank. CCC agrees that no Customer will be permitted to participate in the Merchant Program until such Customer fulfills all of the requirements set forth on Schedule A. Bank's current policies regarding the approval of applicants to the Merchant Program are contained in Schedule A. Bank may amend the Merchant Application Approval Policy, in Bank's sole discretion but only in reasonable conformity with industry standards regarding such matters, upon thirty (30) days written notice to CCC. Bank agrees to review periodically with CCC the Merchant Application Approval Policy in order to eliminate changes that might unnecessarily result in a reduction of the economic benefits CCC reasonably should expect to achieve under this Agreement. Bank may, in its sole discretion, terminate any Merchant Agreement in accordance with the terms thereof; provided, however, that in any case where a Merchant is terminated for reasons other than actual or suspected fraud or a default, Bank will give CCC notice of such proposed termination at least two (2) business days prior to notifying the Merchant of its termination.

                           d.       From time to time, and within a reasonable
time from Bank's receipt of notice of an amendment to the Rules, Bank will advise CCC, who shall, in turn, notify each Merchant of any change in the Merchant Program Procedures imposed by the Rules. For all Transactions, each Merchant must comply with all such Merchant Program Procedures.

                           e.       At CCC's request, Bank will obtain copies
for CCC of any Association manuals and publications that are available to Acquiring Members. Bank will forward to CCC all information routinely provided by each Association that would be helpful to CCC in fulfilling its obligations under this Agreement. CCC will reimburse Bank for all costs incurred pursuant to this Section 3.1.e, if any.

                           f.       Bank will maintain all Cardholder
information under its control and/or possession in a safe and secure manner, in compliance with the Rules, and report to Associations as required by the Rules relating to internal policies and procedures related to Cardholder information security.

                           g.       Bank shall process all Merchant applications
submitted to it by CCC and shall serve as a liaison between CCC, the Merchants and/or the Associations. CCC shall have the right to cause any Merchant who has been approved by CCC for processing limits up to $[****] per month to be activated immediately in the Processor's system; provided, that Bank must receive the completed documentation for any such Merchant within one (1) business day of its activation, after which time Bank shall have two (2) business days in which to reject the Merchant. Bank agrees to provide CCC with a final approval decision on submitted and complete Merchant applications (i.e., acceptance, rejection or required modification of the submitted Merchant application) according to the following schedule: (i) within two (2) business days after Bank's receipt of such application by a Merchant with a processing limit in excess of $[****] but not more than $[****] per month; (ii) within three (3) business days after Bank's receipt of such application by a Merchant with a processing limit in excess of

[****] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

$[****] but not more than $[****] per month; (iii) and within twelve (12) business days for any such application by a Merchant with a processing limit that exceeds $[****] per month, and in each case Bank shall submit such applications to its next loan committee meeting.

                  3.2      SETTLEMENT RESPONSIBILITIES.

                           a.       Bank will segregate Merchants into a BIN and
ICA separate from merchants not covered by this Agreement; provided, that ECP Merchant Accounts, as defined in Section 10.1, shall not be so segregated. Bank and CCC hereby agree to cooperate in an effort to reduce the number of BINs for Merchants to two, and each shall use reasonable efforts to achieve such reduction on or before February 28, 2001. CCC agrees to pay the costs charged by Visa and MCI for all BINs and ICAs required for the Merchants, and for any deconversion of BINs or ICAs undertaken pursuant to this Section.

                           b.       Bank will establish separate Operating and
Settlement Accounts for each BIN and ICA. Bank will direct the daily net funds wired by Visa and MCI to be deposited into the corresponding Settlement Account. A comparable system will be set up for any other Association.

                           c.       Bank will receive the daily ACH File(s)
from Processor, edit and format them as necessary, and transmit them to the Federal Reserve System for credit to the Merchants. The next day payment to the Federal Reserve for this file will be debited to the applicable Settlement Account.

                           d.       Bank will provide view-only system access to
CCC (or fax equivalents) to review balances and daily activity in all Settlement and Operating Accounts to facilitate daily reconcilement.

                           e.       Each business day Bank will transmit in a
data file ACH Return information received from the Federal Reserve through the Processor to CCC for resolution of rejects. This file will contain the Merchant number, routing transit, DDA number, amount, reason codes, and the original settlement date. Funds paid or received from the Federal Reserve for the ACH Returns will be debited or credited to the Merchant Reserve Account.

                           f.       Bank agrees to assign a sufficient number of
qualified staff members to reasonably assist CCC in the resolution of settlement and Merchant funding problems.

                           g.       Bank will submit as required all statistical
information requested by Associations including quarterly statements.
CCC will provide all reasonable information to Bank to assist Bank with compliance.


[****] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

                           h.       Bank will debit the Settlement Account or
Operating Account, as applicable, for all Assessment Fees and Association Charges as incurred that apply to Merchants, as well as all Merchant Losses incurred by Bank, and will provide documentation to CCC that substantiates such debits including copies of quarterly reports.

                           i.       Bank, as the Acquiring Principal Member,
agrees to represent CCC's interest in disputes that might arise from time to time with an Association over compliance with Rules and fines; provided, however, that CCC shall pay any fines or other charges imposed on Bank by an Association relating to the Merchant Program and any and all costs reasonably incurred by Bank in disputing the same, including but not limited to reasonable associated legal fees.

                  3.3 MERCHANT CHARGEBACK RESPONSIBILITIES. Bank will perform the Merchant Chargeback services described hereinbelow and CCC will compensate Bank for such services as set forth in Schedule B, Bank Sponsorship and Related Fees, attached hereto and incorporated herein by this reference and as the same may be amended from time to time. Upon giving ninety (90) days prior written notice to the other party, CCC may move, or Bank may require CCC to move, its Merchant Chargeback processing to a third party service provider of CCC's choosing and/or perform such services itself. As used herein, "Merchant Chargeback Services" means the following services, to be performed in accordance with Association Rules as such may be amended from time to time:

                           a.       Process first and second Merchant
                                    chargebacks to Merchant Accounts.

                           b.       Notify Merchants of incoming Merchant
                                    chargebacks.

                           c.       Review Merchant rebuttals.

                           d.       Advise Merchants on rebuttals.

                           e. Process representments on first Merchant chargebacks, in the event Merchant has provided rebuttal pursuant to the Rules.

                           f. Process incoming and outgoing pre-compliance requests.

                           g. Process incoming and outgoing good-faith requests.

                           h. Process pre-arbitration requests on second Merchant chargebacks.

                           i. File arbitration and compliance cases with the Associations, when necessary.

                           j.       Answer incoming Merchant phone calls.

                           k. Process debits and credits created as a result of any of the services set forth above in this Section 3.3.

                  3.4      CONFIDENTIALITY AND NON-COMPETITION.

                           a.       Bank and CCC each agree that it shall not
directly and knowingly solicit the employees or marketing representatives of the other; provided, however, that nothing herein shall be construed as preventing either party from entering into discussions and/or agreements with any employee or marketing representative who responds to a general solicitation or who initiates the contact.

                           b.       During the term of this Agreement and for a
period of three (3) years following the expiration or termination of this Agreement, Bank shall not solicit any of CCC's Merchant base; provided, however, that nothing herein shall be construed to prevent Bank from entering into discussions and/or agreements with any Merchant which responds to a general solicitation by Bank or initiates the contact with Bank.

                           c.       Bank acknowledges and agrees that CCC has
expended great time and effort in developing its merchant services for the retail marketplace. Bank further acknowledges that all data, printed and written material, application forms, contracts and other information furnished by CCC to Bank ("CCC Proprietary Information"), shall be regarded by Bank as confidential and proprietary. CCC Proprietary Information includes, but is not limited to, information pertaining to CCC's business methods, details regarding the functioning of the Specialized Merchant Accounting and Reporting System (SMART) and computer systems, trade secrets, know-how, inventions, techniques, processes, programs, schematics, software source documentation, customer lists, financial information, sales business and marketing plans and all of the contracts and correspondence generated by CCC concerning the same. Bank's use of CCC Proprietary Information is limited to the term of this Agreement. Bank shall not use or disclose any of CCC Proprietary Information to any other person or entity during the term of this Agreement and for three (3) years thereafter; provided, that Bank shall not disclose any trade secret at any time prior to its losing its status as such. At the termination of this Agreement, CCC will provide Bank with a list of materials and other information that CCC deems to be CCC Proprietary Information and subject to the terms of this Section 3.4.c. Bank agrees to return to CCC all CCC Proprietary Information so listed and then in Bank's possession within thirty (30) days of such notice. This Section 3.4.c shall be inoperative as to such portions of the CCC Proprietary Information which (i) is or becomes generally available to the public other than as a result of any breach of this Agreement by Bank or its representatives, or (ii) becomes available to Bank on a nonconfidential basis from a source other than CCC which source is entitled to disclose that information. In the event that Bank is requested or becomes legally compelled to disclose any CCC Proprietary Information, Bank will provide CCC with prompt written notice so that CCC may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement and Bank will cooperate with CCC in the effort of CCC to obtain a protective order or other remedy. In the event that a protective order or other remedy is not obtained or CCC waives compliance with the provisions of this Agreement, Bank will furnish only that portion of the CCC Proprietary Information which is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded the CCC Proprietary Information. Notwithstanding anything to the contrary contained herein, Bank acknowledges that CCC is the owner of the CCC Proprietary Information and Bank has received access thereto solely for its use in performing its obligations pursuant to this Agreement. Nothing in this Agreement shall be construed as a transfer of ownership of CCC Proprietary Information.

                           d.       CCC acknowledges that customers of Bank have
an expectation of privacy with respect to their financial transactions and personal data, and hereby agrees that any and all such information CCC may acquire with respect to said customers during the term of this Agreement (i) shall be regarded by CCC as confidential; (ii) shall not be disclosed to any other person or entity except in accordance with the provisions of this Agreement or other agreement between Bank and CCC entered into pursuant to this Agreement; and (iii) will be returned to Bank on request within thirty (30) days after the expiration or earlier termination of this Agreement. In the event that CCC is requested or becomes legally compelled to disclose any such information, CCC will provide Bank with prompt written notice so that Bank or its customer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this paragraph and CCC will cooperate with Bank in the effort of Bank or its customer to obtain a protective order or other remedy. In the event that a protective order or other remedy is not obtained or Bank waives compliance with the provisions of this paragraph, CCC will furnish only that portion of the information which is legally required and will exercise its best efforts to obtain reliable assurances that confidential treatment will be accorded the information.

                           e.       Notwithstanding anything contained in this
Agreement to the contrary, Bank and CCC understand and mutually agree that CCC shall have the right to solicit, without limitation, any merchant to participate in any merchant processing program developed and managed by CCC, including the right to solicit past or present merchants of Bank.

                  3.5 MERCHANT LOSSES. All Merchant Losses incurred by Bank for any reason other than the negligence, recklessness or willful misconduct of Bank will be paid by CCC as set forth in Section 8.5.

                  3.6 DINERS CLUB. At CCC's request, Bank will participate in the licensing program of Diners Club for each Processor bank number of CCC's so requested. Bank will settle Diners Club in the same manner as Visa and MCI as described in this Agreement. Any Merchant may apply to CCC to process Diners Club card Transactions. If approved and the Merchant enters into a Merchant Agreement for the Diners Club program, CCC and Bank will supply Diners Club processing and settlement services in accordance with the terms of the Merchant Agreement and the Diners Club operating regulations.

                  3.7 MERCHANT AGREEMENT ASSIGNMENT AND PORTABILITY OF MERCHANT ACCOUNTS. Bank acknowledges that CCC has developed the primary relationship with the Merchants and owns the Merchant Accounts notwithstanding that Bank is a party to any Merchant Agreement or any Association requirement that Bank must be a party to same. CCC shall therefore have the right, at any time after both (i) the satisfaction of CCC's obligations in full under the Note and (ii) the earlier to occur of either the receipt of the Novation or the failure to receive the Novation by May 1, 2001 despite the reasonable efforts of CCC in accordance with Section 2.10 (collectively, subparagraphs (i) and (ii) above are referred to herein as the "Conditions"), and from time to time thereafter upon ninety (90) days written notice to Bank of the identity of both the assignee Acquiring Member(s) and of the Merchants to be assigned, to direct Bank to, and Bank shall, assign the Merchant Agreements relating to the Merchants so identified, including all Merchant files and records (paper and fiche), related Merchant Reserve and Hold Accounts, BINs, ICAs and databases relating thereto, to one or more other Acquiring Members of Visa or MCI designated by CCC, which other Acquiring Members could be in competition with Bank. Bank agrees to transfer the Merchant files, Merchant Agreements, related documents and other items described herein within ninety (90) days of receipt of CCC's request for such assignment at no expense to CCC other than the reasonable cost of copying, shipping, supplies, and any related Association and Processor fees.

                  3.8 SUBCONTRACTORS. Unless otherwise expressly provided herein, all responsibilities of Bank pursuant to this Agreement shall be performed by Bank and not through any agent or subcontractor of Bank unless CCC gives its prior approval of the specific agent or subcontractor and its services in writing, which approval shall not be unreasonably withheld. Any such approval by CCC may be withdrawn by CCC at any time, at CCC's reasonable discretion. Such withdrawal of approval shall be effective immediately upon written notice thereof to Bank if for cause.

                            IV. MERCHANT OBLIGATIONS

                  4.1 MERCHANT TRANSACTION PROCESSING FEES AND OTHER CHARGES. The Merchant Transaction Processing Fee rate and other charges for Merchants are set forth in Schedule C, Merchant Transaction Processing Fees, attached hereto and incorporated herein by this reference and as may be amended from time to time in accordance with the provisions of Section 4.2 below. The Merchant Transaction Processing Fees and other charges must comply with applicable Rules and all municipal, state or federal laws. As soon as possible but not later than five (5) business days following the execution of this Agreement, Bank will deposit into the Operating Account an amount equal to the difference between the Transaction Fees received by CCC since the Effective Date pursuant to the Prior Service Agreement and the amount CCC would have otherwise received pursuant to this Agreement.

                  4.2 CHANGES IN MERCHANT TRANSACTION PROCESSING FEES AND OTHER CHARGES. CCC may amend the Merchant Transaction Processing Fees and monthly charges as often and in such amounts as it desires, and with the approval of Bank which approval shall be granted except where such amendment is prohibited by the Rules. Written notice of an amendment to any of the fees and/or charges shall be given to Merchants by CCC in accordance with the terms of the Merchant Agreement. If not addressed in the Merchant Agreement, written notice must be received by Merchants at least ten (10) days prior to the effective date of the amendment.

                               V. FEES AND CHARGES

                  5.1 CCC COMPENSATION. All Merchant Transaction Processing Fees will accrue to the benefit of CCC, subject to any claims of Bank against CCC pursuant to the provisions of Section 8.5 of this Agreement. Processor will collect such fees through ACH debits to the applicable Merchant DDA on a daily or monthly basis, as appropriate pursuant to the Merchant Agreement, and transmit them to Bank for deposit into the appropriate Settlement Accounts. Until the earlier of June 14, 2001 or such time as all obligations of CCC to Bank under the Note have been satisfied, funds due CCC pursuant to this Agreement will be settled daily or monthly, as the same are received by Bank from the Processor, by ACH transfer from funds in the Operating Account to a deposit account designated by CCC from time to time; thereafter, all funds due CCC pursuant to this Agreement will be settled monthly. Monthly settlements shall occur on the 15th day of each calendar month for all Transactions posted in the immediately preceding calendar month, by ACH transfer from funds in the Operating Account to a deposit account designated by CCC from time to time.

                  5.2 BANK COMPENSATION. Bank shall be entitled to such fees as are set forth in Schedule B, which Bank may collect by debiting the Operating Account on a frequency as described in Schedule B.

                  5.3 DEPOSITED FUNDS. On and after the satisfaction of the Conditions (as defined in Section 3.7) and the reduction of all BINs to two have all occurred, CCC shall thereafter be further entitled to compensation of [****] per annum of the total amount held on deposit at Bank in non-interest earning deposit accounts of Merchants on which Humboldt is not obligated to pay interest earnings to any third party, including without limitation the Hold Account and the Merchant Reserve Accounts. It is expressly understood and agreed that funds held on ACH hold and in Certificates of Deposit are excluded from the provisions of this Section 5.3 and that no compensation shall be paid by Bank thereon.

                  5.4 PAYMENT OF COMPENSATION. Except as otherwise set forth in Section 5.1, all payments required to be made to CCC by Bank pursuant to this Agreement shall be paid monthly on or before the fifteenth day of the month by direct deposit into a DDA designated from time to time by CCC.



[****] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule
406 under the Securities Act of 1933, as amended.

                  5.5 COMPARABLE PRICING OFFERED. Bank agrees that, notwithstanding anything to the contrary contained in Schedule B, the pricing provided by Bank to CCC set forth in this Agreement (including interest amounts and compensation pursuant to Section 5.3 paid under this Agreement) shall be no less favorable to CCC, when viewed as a total package, than pricing offered or given by Bank to other ISOs or MSPs. In the event that Bank offers more favorable total pricing and interest package to any other ISO or MSP, Bank agrees to amend this Agreement as soon thereafter as is reasonably practicable to provide CCC with an at least equivalent pricing and interest schedule.

                          VI. THIRD-PARTY REQUIREMENTS

                  6.1      VISA/MCI REQUIREMENTS.

                           a.       CCC agrees to register with MCI as a Member
Service Provider, to enter into an MSP agreement with MCI and Bank, and pay any fees required by MCI. CCC also agrees to register as an Independent Sales Organization with Visa and pay any fees required by Visa. CCC also agrees to enter into similar arrangements as required by other Associations, when applicable.

                           b.       Bank and CCC agree that, in the event of any
inconsistency between this Agreement and the Rules, the Rules will apply.

                           c.       Upon request, CCC will provide records
containing Merchant information to Bank, any Association or any regulatory agency, as soon as possible but no later than seven (7) days from CCC's receipt of a request for such information.

                           d.       CCC agrees that each Association has the
right, either in law or in equity, to enforce any provision of the applicable Rules and to prohibit CCC conduct that creates a risk of injury to the Association or that may adversely affect the integrity of the Association, its Charge Card information or both. CCC agrees to refrain from taking any action that would have the effect of interfering with or preventing an exercise of such right by any Association.

                           e.       CCC will disclose all Merchant Transaction
Processing Fees clearly and conspicuously to Merchants in writing prior to any payment or application.

                       VII. REPRESENTATIONS AND WARRANTIES

                  7.1 REPRESENTATIONS AND WARRANTIES OF CCC. CCC represents and warrants to Bank that:

                           a.       GOOD STANDING. CCC is a corporation
organized, validly existing and in good standing under the laws of the State of California, and has its principal office in Los Angeles, California.

                           b.       AUTHORITY. CCC has full authority and
corporate power to enter into this Agreement and to perform its obligations under this Agreement.

                           c.       COMPLIANCE WITH THE RULES. CCC agrees that
it shall use reasonable efforts to abide by all applicable Rules, as the same may be amended from time to time, at all times hereunder. CCC further agrees to provide each of its approved marketing representatives with materials and information provided to CCC by Bank or any Association pertaining to the Rules, and that CCC will use reasonable efforts to ensure that all its marketing representatives are familiar with, and will comply with, all applicable Rules.

                  7.2 REPRESENTATIONS AND WARRANTIES OF BANK. Bank represents and warrants to CCC that:

                           a.       GOOD STANDING. Bank is a California bank
organized, validly existing and in good standing under the laws of the State of California; and has its principal office in Eureka, California.

                           b.       AUTHORITY. Bank has full authority and power
to enter into and perform their obligations under this Agreement.

                           c.       STANDARD OF PERFORMANCE. Bank shall perform
all services hereunder consistent with the standards of performance utilized by Bank in performing such services for its other customers.

                VIII. TERM, TERMINATION, DEFAULT, INDEMNIFICATION

                  8.1 TERM. This Agreement will become effective on the Effective Date, and unless terminated earlier in accordance with the provisions of this Agreement, will terminate on October 31, 2001 ("Initial Term"). The Agreement will automatically renew for one year periods ("Renewal Term") unless either party provides the other with written notice of termination of at least one hundred and eighty (180) days prior to the end of the Initial Term or any Renewal Term.

                  8.2 TERMINATION. Notwithstanding Section 8.1, the parties will have the following rights and obligations:

                           a.       ABILITY TO PERFORM. If Visa or MCI prohibits
CCC from providing, or prohibits Bank from allowing CCC to provide, the services set forth in this Agreement, or if Bank becomes insolvent or is no longer an Acquiring Member of Visa or MCI, this Agreement will automatically and immediately terminate. In addition, Bank may terminate this Agreement upon ninety (90) days written notice to CCC in the event Bank becomes subject to any change in a statute, law, rule, regulation, policy or other official pronouncement of any state or federal government entity regulatory agency or of

Visa or MCI which would prohibit Bank from continuing the business described in this Agreement.

                           b.       OBLIGATIONS UPON TERMINATION. Within ninety
(90) days following the expiration or earlier termination of this Agreement for any reason, CCC will contract with a third party to perform Bank's duties under this Agreement, and Bank will assign the Merchant Agreements, including all Merchant files and records (paper and fiche), BINs, ICAs and databases relating to such Merchants and Merchant Agreements, to said third party at no expense to CCC other than the cost of copying, shipping, supplies, and any related Association and Processor fees. Pending such assignment, the rights and obligations of the parties (including, without limitation, the rights and obligations relating to compensation under Sections 5.1 and 5.2 hereof) shall continue to be governed by this Agreement in all respects. The above notwithstanding, Bank shall be under no obligation to assign the Merchant Agreements until all obligations of CCC to Bank under the Note have been satisfied.

                  8.3 DEFAULT. Each of the following occurrences will constitute an Event of Default under this Agreement:

                           a.       FAILURE TO PAY. Either party fails to pay
any amount due the other under this Agreement which in the aggregate is equal to or greater than $50,000.00 and such failure continues for a period of (i) ten
(10) business days in the case of CCC with respect to fees specified in Schedule B and in the case of Bank with respect to fees provided for in Article V, and in the case of either party with respect to any other undisputed amounts, and (ii) thirty (30) days for failure to pay any other amounts due under this Agreement after notice has been sent to the non-paying party.

                           b.       FAILURE TO DEPOSIT. The failure of CCC to
deposit funds into the CCC Reserve Account or of Bank to deposit funds into the Operating Account in accordance with the provisions of this Agreement, within fifteen (15) days of notice from the nondefaulting party of the amount of any required deposit therein.

                           c.       BANKRUPTCY. Either party: (i) files for
bankruptcy, receivership, insolvency, reorganization, dissolution, liquidation or any similar proceedings applicable to banks or corporations, as applicable, or (ii) has such a proceeding instituted against it and such proceeding is not dismissed within sixty (60) days.

                           d.       FALSE REPRESENTATION. Any representation or
warranty made by either party proves to have been false or misleading in any material respect as of the date made, or becomes false or misleading (in any material respect) at any time, and the party making such false or misleading statement fails to resolve to the satisfaction of the other party hereto any potential economic or operational hardships or risks resulting therefrom or otherwise satisfy such party within thirty (30) days of notice specifying the breach.

                           e.       BREACH. A party fails to observe any other
material obligation specified in this Agreement, and such failure is not cured within thirty (30) days (or in the event such breach can be cured but cannot be reasonably cured within thirty (30) days, within such longer period of time (not to exceed ninety (90) days) as is required to cure the same, provided the breaching party promptly commences and diligently pursues remedial action to completion) of a notice specifying the breach. Notwithstanding the previous sentence, the second occurrence of the same or a similar failure in any consecutive twelve (12) month period will automatically be deemed an Event of Default without the right to cure.

                           f.       BREACH OF NOTE. An Event of Default by CCC
under the Note.

                  8.4 DEFAULT. If an Event of Default occurs, in addition to all other recourse and remedies available to the non-defaulting party the non-defaulting party will have the right to immediately terminate this Agreement.

                  8.5      INDEMNIFICATION AND GUARANTY.

                           a.       CCC INDEMNIFICATION. CCC will indemnify,
defend and hold Bank harmless from and against any and all obligations, charges, liabilities, costs, fees, or expenses, including without limitation, court costs and reasonable attorneys' fees (including allocated costs of internal counsel), which Bank may incur or which may be claimed against Bank by any person as a result of: (i) acts or omissions of CCC, its directors, officers, employees, marketing representatives, subcontractors or agents relating to the exercise of, or the failure to exercise, CCC's obligations under this Agreement, (ii) any Merchant Loss, or (iii) all federal, state and local taxes, duties and similar assessments based on or arising out of this Agreement, excluding taxes based on Bank's net income, excepting therefrom Bank's internal costs relating thereto.

                           b.       BANK INDEMNIFICATION. Bank will indemnify,
defend and hold CCC harmless from and against any and all obligations, charges, liabilities, costs, fees, increased taxes (excluding taxes based on Bank's net income) or expenses, including without limitation, court costs and reasonable attorneys' fees (including allocated costs of internal counsel), which CCC may incur or which may be claimed against CCC by any person as a result of acts or omissions of Bank, its directors, officers, employees, subcontractors or agents relating to the exercise of, or the failure to exercise, Bank's obligations under this Agreement; provided, however, that the indemnification set forth in this subparagraph shall not extend to any actual or alleged liability based upon an act or omission of an ISO or MSP sponsored by CCC.

                           c.       REIMBURSEMENT OF BANK. Except where a
different treatment is expressly provided in this Agreement, CCC hereby agrees to indemnify and reimburse Bank for and against any and all costs, whether incurred prior to or after the expiration or earlier termination of this Agreement, of the following nature incurred by Bank under the Merchant Program on and after the Effective Date:

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
                                    i.       Charges imposed on Bank by third
                                             parties relating to processing
                                             Transactions, including, without
                                             limitation, interchange fees;
                                             application fees; Chargeback fees;
                                             ACH reject fees; ISO/MCP
                                             registration fees; Association
                                             fines, assessments and charges;
                                             high risk registration fees; and
                                             similar third-party charges.

                                    ii.      Legal expenses and/or liabilities
                                             incurred by Bank resulting from any
                                             action or inaction of CCC, or of an
                                             agent or marketing representative
                                             of CCC, or a Merchant, including,
                                             without limitation, damages, legal
                                             settlements, court costs and
                                             reasonable attorneys' fees
                                             (including allocated costs of
                                             internal counsel).

                                    iii.     Costs incurred by Bank for any
                                             activity undertaken for the direct
                                             benefit, and with the prior
                                             approval, of CCC, including,
                                             without limitation, reimbursement
                                             of charges for classes providing
                                             education to CCC employees or
                                             representatives.

It is expressly understood and agreed that CCC will not be liable for any of Bank's internal costs relating to the Merchant Program, including, without limitation, Bank's costs for labor and benefits, and Bank's ordinary business operating costs (e.g., rent, utilities, etc.). The responsibility for and/or allocation of any cost incurred by Bank which does not fall within a category set forth in this Subsection 8.5.c shall be negotiated at the time so incurred and Bank and CCC hereby agree to reasonably enter into and conclude any such negotiation promptly.

                           d.       CCC GUARANTY. CCC guarantees the payment
when due of all indebtedness and liabilities ("Indebtedness") of each Merchant to Bank pursuant to the Merchant Agreement, and any renewals, extensions, substitutions or modifications thereof, between the Merchant and Bank, upon notice to CCC, whether any such Indebtedness is voluntarily or involuntarily incurred, absolute or contingent, liquidated or unliquidated, and whether recovery thereon may be or may become barred or unenforceable against such Merchant for any reason whatsoever. This Guaranty as to each Merchant will remain in effect until the later of one hundred eighty (180) days after the expiration or earlier termination of this Agreement, including any and all extensions thereof, or all Indebtedness incurred or contracted by Transactions submitted to Bank by such Merchant prior to the expiration or earlier termination of this Agreement shall have been fully and finally paid and satisfied. CCC agrees that it may not revoke this Guaranty as to any Indebtedness except by means of a modification to this Agreement made pursuant to the provisions of Section 11.4 hereof. Any such revocation will apply only to new Indebtedness created after any such modification containing such a revocation becomes effective. CCC also waives all of CCC's rights of subrogation, reimbursement or indemnity derived from each Merchant until all Indebtedness of that Merchant to Bank subject to the Guaranty of CCC has been fully paid and satisfied, and all other rights and defenses available to CCC by reason of California Civil Code Sections 2787 to 2856, inclusive, or any similar suretyship laws including, without limitation, any and all right or defenses arising by reason of any modification or change in the terms of the Merchant Agreement whatsoever, including, without limitation, the renewal, extension, acceleration, or other change in the time any payment or other performance thereunder is due, and/or any change in any discount fee thereunder. This subparagraph shall not be construed as in limitation of any other provision of this Agreement.

                           e.       SPECIFIC INDEMNITY RELATING TO FDR. CCC will
indemnify, defend and hold Bank harmless from and against any and all liability, claim, cause of action, loss, damages (liquidated or unliquidated), fee (including, without limitation, any minimum fee), or expense (other than expenses incurred by Bank for Bank's ordinary internal business operations) of any kind including, without limitation, reasonable attorneys' fees and other costs of defense (individually and collectively, "Liability") which in any way arises from any action or inaction relating to the Existing FDR Agreement and occurring on or after the Effective Date; provided, however, that this indemnity shall not apply to any Liability (i) to the extent such Liability is proximately caused by breach of the Existing FDR Agreement resulting from Bank's wrongful action or inaction, whether wilful or negligent, or (ii) resulting from a breach of the exclusivity covenants contained in the Existing FDR Agreement which breach is not occasioned by action of CCC. Bank and CCC hereby agree that any and all obligations as between them with respect to any Liability arising pursuant to the Existing FDR Agreement and based upon an action or inaction which occurred prior to the Effective Date shall be governed by the provisions of the Prior Service Agreement, the provisions of which shall survive its supersedure by this Agreement for this limited purpose. In the event any Liability arises under the Existing FDR Agreement which is caused in whole or in part by Electronic Check Processing, Inc. ("ECP"), Bank hereby agrees that, upon CCC fulfilling its obligation to indemnify Bank pursuant to this Subsection, CCC shall be subrogated to all of Bank's rights (including guarantees, security or otherwise) related to such Liability under any Agreement between ECP and Bank, and that Bank shall undertake such steps as are reasonable and appropriate to assist CCC in pursuing such rights.

                           f.       DEBITING OF CCC ACCOUNTS. CCC agrees that,
in the event Bank incurs any expense, loss, damage, liability or other cost which Bank in good faith believes is covered by CCC's obligations pursuant to this Section 8.5, Bank may reimburse itself therefor by immediately debiting any or all of CCC's deposit accounts domiciled at Bank (including, but not limited to, the Operating Account and the CCC Reserve Account), in such order as Bank may in its sole judgement deem appropriate. Bank will promptly provide CCC with documentation that substantiates such debits; provided, with respect to any exceptional debits (i.e., debits occurring outside the course of normal daily settlement items), Bank will notify CCC within 24 hours thereof. Any amounts thereof disputed by CCC or with respect to which Bank has not yet sustained an actual loss shall be placed in escrow, in a Money Market Account at Bank, pending resolution of such dispute. Bank will pay CCC from the escrow account, including interest thereon, any amounts finally resolved to be not owing Bank hereunder. Bank agrees that it shall not exercise its reimbursement rights under this
Section 8.5.f with respect to any claim hereunder for a Merchant Loss until all reserves and deposits of the Merchant involved held by Bank have been fully depleted. After Bank has been fully reimbursed for a Merchant Loss pursuant to this Section 8.5, at the request of CCC, Bank will assign to CCC any and all of Bank's subrogation rights under or related to the Merchant Agreement (including Guarantees, security or otherwise) related to the Indebtedness of such Merchant.

                            IX. NAMES AND TRADEMARKS

                  9.1 BANK NAME. Neither CCC nor any of its representatives may use Bank's name in any promotional or marketing materials, or promote Bank's programs in any way without Bank's prior written consent. CCC will obtain Bank's written consent before CCC or any third party, at CCC's direction or with its consent, produces or distributes any materials relating or referring to the Merchant Program. All correspondence, materials and/or oral solicitations directed by CCC or its marketing representatives to Customers, or produced by any third party, concerning Bank's programs must prominently identify Bank by its name (i.e., Humboldt Bank) and the city in which Bank is located (i.e., Eureka, California).

                  9.2 CHARGE CARD TRADEMARKS. CCC acknowledges that the Associations are the sole owners of their respective trademarks. CCC will not contest the ownership of such marks, and any Association may at any time and immediately without advance notice prohibit CCC from using its marks for any reason. CCC may not use or permit the Charge Card trademarks on any material without Bank's prior written consent. All material that contains the Charge Card trademarks must clearly identify CCC as Bank's representative. CCC will have no authority to permit use of the trademarks owned by any Association or Bank by any of its own agents or representatives. Solicitation material used by CCC must clearly disclose that any Transaction Processing Agreement will be between the Customer and Bank.

                        X. EXISTING ECP MERCHANT ACCOUNTS

                  10.1 TREATMENT OF ECP MERCHANT ACCOUNTS. Bank and CCC each are providing services as of the Effective Date to certain merchant accounts (hereinafter the "ECP Merchant Accounts") pursuant to certain agreements entered into separately with Electronic Check Processing, Inc. ("ECP"), a California corporation, namely (i) a "MERCHANT PROGRAM MANAGEMENT AGREEMENT," effective as of May 28, 1998, by and between Bank and ECP, and (ii) a TRANSITION SERVICES AGREEMENT," effective as of May 28, 1998, as amended, by and between CCC (formerly known as "Electronic Card Systems, Inc.") and ECP (collectively hereinafter referred to as the "ECP Agreements"). It is intended and agreed between Bank and CCC that the terms and provisions of this Agreement shall govern with respect to the rendering of services by each to the ECP Merchant Accounts, and that this Agreement shall operate as a subcontract, to the extent necessary and solely as between Bank and CCC, of any of the services required pursuant to the ECP Agreements. It is further understood and agreed between Bank and CCC that all provisions relating to compensation, allocation of income, reserves, ownership of accounts, security interests, subrogation, reimbursements, guaranties and/or indemnities relating to the ECP Merchant Accounts shall be governed by the provisions of the ECP Agreements, respectively, and not by this Agreement. Nothing herein is intended to nor shall be construed as affecting any right or responsibility of ECP under the ECP Agreements.

                                XI. MISCELLANEOUS

                  11.1 LATE PAYMENTS. All amounts past due under this Agreement shall bear interest at Bank's reference rate plus two (2) percent. As used herein, the Bank's "reference rate" means the rate designated from time to time in the Money Rates Section of the Wall Street Journal as the "Prime" rate.

                  11.2 ASSIGNABILITY; SALE OF THE PARTIES. No party may assign, transfer or otherwise delegate this Agreement without the prior written consent of the other party; provided, however, that in the event of any sale of all or substantially all of the assets of, or merger, consolidation, conversion or other reorganization involving a party, any successor to the party by reason thereof shall succeed to all of the party's rights and obligations hereunder, without the necessity of any consent of the other party.

                  11.3 NOTICE. Any notice or other communication hereunder must be given in writing and shall be deemed duly given to a party (a) when delivered, if personally served; (b) when sent and receipt has been confirmed, if by fax, e-mail or similar electronic transfer; (c) two (2) business days after it is sent by express, registered or certified United States mail, return receipt requested, postage prepaid; or (d) one (1) business day after it is sent by overnight courier; in each case, to the address of such party set forth below:

                           to Bank:     Humboldt Bank
                                        2440 6th Street
                                        Eureka, California 95501
                                        Attention: Ken Musante
                                        Facsimile: (707) 445-4927

                           to CCC:      creditcards.com
                                        9200 Sunset Boulevard, 6th Floor
                                        Los Angeles, California 90069
                                        Attention: Carl Grimstad
                                        Facsimile: (310) 786-2667

or to such other address or to such other person as either party shall have last designated by notice to the other.

                  11.4 ENTIRE UNDERSTANDING, AMENDMENT. This Agreement, including the Schedules which are incorporated by reference, sets forth the entire understanding of the parties relating to its subject matter, and supersedes all prior agreements, understandings and contracts between the parties with respect to the specific subject matter hereof, particularly including, but not limited to the Merchant Program Management Agreement between the parties, effective as of the 1st day of August, 1998, as amended, which is hereby terminated; provided, however, that (i) any other agreements between the parties relating to other programs or having additional parties or establishing different relationships between the parties hereto, (ii) existing UCC-1 filings relating to said Merchant Program Management Agreement and naming Bank as the secured party, (iii) any allocations of income pursuant to said Merchant Program Management Agreement prior to the Effective Date of this Agreement, and (iv) any guaranties, indemnities, and provisions for reimbursement set forth in said Merchant Program Management Agreement insofar as the same shall relate to matters occurring prior to the Effective Date of the Agreement, shall continue in force according to their terms and shall not be affected. This Agreement may not be amended except in a writing executed by all parties.

                  11.5 SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the invalidity of such provision will not affect any of the remaining provisions, and this Agreement will be construed as if the invalid provision is not contained in the Agreement.

                  11.6 NO WAIVER OF RIGHTS. No failure or delay on the part of either party in exercising any right under this Agreement will operate as a waiver of that right, nor will any single or partial exercise of any right preclude any further exercise of that right.

                  11.7 SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of and will be binding upon the parties and their respective permitted successors and assigns.

                  11.8 APPLICABLE LAW. The Agreement will be deemed to be a contract made under the laws of the State of California, and will be construed in accordance with the laws of California without regard to principles of conflicts of law.

                  11.9 INDEPENDENT CONTRACTORS. CCC shall be an independent contractor of Bank and nothing contained herein shall be construed to imply the existence of a partnership or joint venture between CCC and Bank, nor to make CCC an agent of Bank, or Bank an agent of CCC. CCC shall not, under any circumstances or conditions, or for any purpose or reason whatsoever, claim to be or imply that CCC, or any of its employees, are agents, officers, directors or employees of Bank. Neither party hereby shall have, nor represent itself as having, any right, power or authority to create any obligations, express or implied, on behalf of or binding on the other party.

                  11.10 CONSTRUCTION. The headings used in this Agreement are inserted for convenience only and will not affect the interpretation of any provision. All sections mentioned in the Agreement reference section numbers of this Agreement. The language used will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

                  11.11 FORCE MAJEURE. No party will be liable for its failure to perform under this Agreement if such failure arises out of causes beyond the control and without the fault or negligence of that party. Such causes may include but are not limited to acts of God, fires, wars, riots, labor disputes or shortages, electrical or mechanical breakdowns, acts, omissions or delays by an Association or other unaffiliated third parties, acts of civil or military authorities, or any other cause beyond control of that party.

                  11.12 MEDIATION AND ARBITRATION. If any dispute between CCC and Bank arising under this Agreement cannot reasonably be resolved by the parties through mutual negotiation, the parties hereby agree that the claim or dispute will be resolved by mediation and/or arbitration as set forth in this
Section 11.12. Except under circumstances where there is a reasonable likelihood that a serious injury to the rights of a party may occur with respect to which there exists a reasonable possibility that the injured party will not be recompensed even after obtaining an award in arbitration, including without limitation specific enforcement of this Agreement, any dispute under this Agreement will first be submitted to informal and non-binding mediation before an impartial mediator or referee acceptable to both parties, who will hear the issues and guide the parties to a fair and equitable resolution. If the dispute or claim cannot be resolved through mediation, the parties hereby agree that the matter will then be submitted to and decided by arbitration under the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The decision of the arbitrator shall be final and shall bind each party hereto. The provisions of chapter 2 (commencing with Section
1281) of Title 9 of Part 3 of the California Code of Civil Procedure shall govern this arbitration provision, except that the venue of any mediation or arbitration proceeding shall be in Humboldt County, State of California. Each party shall bear its own expenses and attorneys' fees incurred in connection with these dispute resolution procedures and will share equally the fees and expenses of the mediator(s) or arbitrator(s). Except as otherwise expressly provided in this Section 11.12, this agreement to mediate or arbitrate waives any right to trial by jury.

                  11.13 EXPENSES. Each party to this Agreement shall perform its respective responsibilities hereunder at no cost or expense to the other party to this Agreement, except as expressly provided for herein.

              [The remainder of this page intentionally left blank.]

                  11.14    SURVIVAL. Sections 2.5, 2.7, 2.8, 3.4, 3.7 and 8.5
shall survive any expiration or earlier termination of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first indicated hereinabove.

                                      HUMBOLDT BANK

                                      By: /s/ illegible

                                      Its: V.P.

                                      Date: 10/31/00

                                      CREDITCARDS.COM

                                      By: /s/ Robert S. Torino

                                      Its: Executive Vice President

                                      Date: 11/1/00

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